PORTFOLIO RESEARCH CONSULTANT AGREEMENT

THIS AGREEMENT is made and entered into as of this 21st day of December, 2007, by and between Envestnet Asset Management, Inc., a Delaware corporation (the “Adviser”) and III to I Financial Management Research, LP a limited partnership (the “PRC”) regarding the 3 to 1 Funds (each a “Fund,” collectively, the “Funds”), each a series of Unified Series Trust, an Ohio business trust located at 2960 N. Meridian St., Suite 300, Indianapolis, IN 46208 (the “Trust”).

WHEREAS, the Fund is registered as an open-end, management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”); and

WHEREAS, the Adviser has been appointed investment adviser to the Funds, pursuant to an Investment Advisory Agreement dated December 21, 2007, which has been approved by the Trust’s Board of Trustees (the “Advisory Agreement”); and

WHEREAS, the Adviser desires to retain the PRC to assist the Adviser in providing a continuous investment program for each Fund’s portfolio and the PRC is willing to do so; and

WHEREAS, the Board of Trustees of the Trust has approved this Agreement, and the PRC is willing to furnish such services upon the terms and conditions herein set forth;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, it is agreed between the parties hereto as follows:

1.          Appointment. The Adviser hereby appoints the PRC to serve as consultant to the Adviser with respect to the Funds. Intending to be legally bound, the PRC accepts such appointment and agrees to render the services herein set forth for the compensation herein provided.

2.         Advisory Services. Subject to the supervision of the Trust’s Board of Trustees, the PRC will assist the Adviser in providing a continuous investment program for the Funds, including investment research and management with respect to the Adviser’s selection of sub-advisers to the Adviser (the “Sub-Advisers”) and the Adviser’s allocations of Fund assets to Sub-Advisers by security type and investment strategy. The PRC will provide services under this Agreement in accordance with each Fund’s investment objective, policies and restrictions as stated in the Funds’ Prospectus and resolutions of the Funds’ Board of Trustees applicable to the Funds (as attached hereto on Annex I).

Without limiting the generality of the foregoing, the PRC further agrees that its role will include the following:

(a)	Determining the number and types of funds to create;
(b)	Developing the investment policy statement for the Funds;
(c)	Determining the expense cap and related fees of the Funds;
(d)	Initial selection of the Sub-Advisers (subject to Adviser approval);
(e)	Determination of ongoing allocation changes (or other investment policy changes), subject to Adviser’s approval;
(f)	Ongoing recommendations for changes in Sub-Advisers (subject to Adviser approval);

(g)

Determination of certain operational issues with respect to conversion/transfer to initially fund the Funds (i.e. coordinating transfers with the administrator of the Funds, Unified Fund Services, Inc. (the “Fund Administrator”) and the Adviser);

(h)	Assisting the Fund Administrator in design of Fund paperwork, statements, website, etc; and
(i)	attending regular business and investment-related meetings with the Funds’ Board of Trustees and the Adviser if requested to do so by the Adviser.

The Adviser will perform required due diligence on the Sub-Advisers and will attend the regular business and investment-related meetings with the Trust’s Board of Trustees. Information and documentation related to the due diligence performed by the Adviser will be provided to and available for PRC. PRC has the right to contact the Sub-Advisers to gather information as needed. The Adviser will be responsible for all duties of the Adviser, unless otherwise specified in this Agreement.

3.         Covenants by the PRC. The PRC agrees with respect to the services provided to the Adviser that the PRC:

(a)        will maintain its status as a Registered Investment Adviser with the Securities and Exchange Commission under the Investment Advisers Act of 1940, as amended;

(b)        will conform with all Rules and Regulations of the Securities and Exchange Commission,

(c)        will treat confidentially and as proprietary information of the Funds all records and other information relative to the Funds, including any information furnished by Sub-Advisers in connection with the Funds, and prior, present or potential shareholders, and will not use such records and information for any purpose other than performance of its responsibilities and duties hereunder (except after prior notification to and approval in writing by the Funds, which approval shall not be unreasonably withheld, and may not be withheld and will be deemed granted where the PRC may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by Funds).

4.         Services Not Exclusive. The services furnished by the PRC hereunder are deemed not to be exclusive, and nothing in this Agreement shall (i) prevent the PRC or any employee, agent, manager or affiliated person (as defined in the 1940 Act) of the PRC or any affiliated person of such person from acting as investment adviser, consultant or manager for any other person or persons, including other management investment companies or investment vehicles or accounts of any type with investment objectives and policies the same as or similar to those of the Funds or (ii) limit or restrict the PRC or any such employee, agent, manager or affiliated person from buying, selling or trading any securities or other investments (including any securities or other investments which the Funds are eligible to buy) for its or their own accounts or for the accounts of others for whom it or they may be acting; provided however that the PRC agrees that it will not undertake any activities which, in its reasonable judgment, will adversely affect the performance of its material obligations under this Agreement and further provided that all such activities shall be conducted in full compliance with applicable laws, the PRC’s compliance policies and procedures and its code of ethics.

5.         Covenants of the Adviser. The Adviser agrees with respect to the services provided to the Adviser hereunder that the Adviser will conform to the applicable Rules and Regulations of the Securities and Exchange Commission.

6.         Certain Representations and Warranties. Each of the parties hereto represents and warrants to the other that, as of the date hereof this Agreement has been duly and validly authorized by all necessary action (corporate, limited liability company or otherwise) on the part of such party, has been duly executed and delivered by such party and constitutes the valid and legally binding obligation of such party, enforceable against such party in accordance with its terms and conditions.

7.          Books and Records. In compliance with the requirements of Rule 31a-3 under the 1940 Act, the PRC and Adviser hereby agree that all records which either maintains with respect to its services hereunder are the property of the Trust and further agree to surrender promptly to the Trust any originals of such records upon the Trust’s request. The Adviser and PRC further agree to preserve for the periods prescribed by Rule 31a-2 under the 1940 Act any records required to be maintained by Rule 31a-l under the 1940 Act. Notwithstanding the foregoing, the Adviser acknowledges that many prior, present, or potential shareholders (and clients of said shareholders) will also be customers of the PRC’s affiliate Cain Watters & Associates, P.C. for financial service programs and advisory products (“PRC Customers”). This Section 7 is not intended to confer proprietary ownership of PRC Customer information to the Trust, other than to the extent necessary to meet the requirements of Rule 31a-3 under the 1940 Act, or to confer proprietary ownership of PRC Customer information to the Adviser.

8.	Expenses.

(a)       Adviser is paid for its services to the Funds 1.00% of net assets under management for each Fund, pursuant to Schedule A of the Advisory Agreement (the “Adviser Fee”).

(b)       Adviser shall pay for the organizational costs (“Organizational Costs”) of the Funds. A preliminary estimate of the organizational costs is set forth in Appendix A.

(c) Adviser and PRC agree that Adviser shall enter into an Expense Cap Side Letter with the Trust on behalf of each Fund, pursuant to which Adviser has agreed to cap certain operating expenses of the Fund so that net annual operating expenses, excluding brokerage fees and commissions; borrowing costs, such as (a) interest and (b) dividend expenses on securities sold short; taxes; any indirect expenses, such as expenses incurred by other investment companies in which the Fund may invest; any 12b-1 fees and extraordinary expenses, do not exceed 1.15% of its average daily net assets (the “Expense Cap”). To the extent that the Adviser needs to pay Fund expenses (reimburse a Fund) in order to bring the Fund’s expenses down to the Expense Cap, the Adviser shall partially or fully waive the Adviser Fee in order to meet the Expense Cap (“Adviser Fee Waiver”); however to the extent that a full waiver of the Advisory Fee leaves the expense ratio of either Fund greater than the Expense Cap, Adviser agrees to pay the amount needed to meet the Expense Cap (“Out-of- Pocket Expenses”).

(d)       Adviser agrees to execute and be responsible for the Security Interest and Pledge Agreements in the form required by the Trust in support of its obligations to each Fund under the Management Agreements and Expense Cap Side Letters between the Trust and the Adviser on behalf of the Funds.

9.	Compensation.

(a)       In consideration of the services rendered pursuant to the Advisory Agreement, the Adviser will retain 20 basis points (0.20%) on the first $100,000,000 of combined assets of the Funds and 10 basis points (0.10%) on assets in excess of $100,000,000 of combined assets of the Funds (the “Adjusted Adviser Fee”).

(b)       In consideration of the services rendered pursuant to this Agreement,, the PRC shall retain the remainder of the Advisory Fee after the following have been deducted (the “PRC Fee”): (i) the Adjusted Adviser Fee; (ii) any Out-of- Pocket Expenses; and (iii) the fees paid by Adviser to each Sub-Advisor pursuant to the fee schedule of the applicable Sub-Advisor Agreement. Organizational Costs shall not be deducted to arrive at the PRC fee.

(c)       Payment of the PRC will be made only after Adviser has received or recouped the following: (i) the Adjusted Adviser Fee and (ii) Out-of-Pocket Expenses.

(d)      Any reimbursements of the Adviser Fee Waiver by the Funds will be paid out according to Sub-Sections 9(a)-(c) at the time of receipt.

(e)      The Advisor agrees to make records of payments received and expenses paid in connection with the Funds available to PRC, in order for PRC to verify the amount of compensation paid to PRC.

(f)       In the event that the Funds do not achieve an asset level sufficient to pay Adviser the Adjusted Adviser Fee, or if the Funds are closed for any reason, PRC shall have no responsibility to reimburse Advisor for any unrecovered expenses or fees due Adviser.

10.       Standard of Care: Limitation of Liability Limited Indemnity. The PRC shall exercise due care and diligence and use the same skill and care in providing its services hereunder as it uses in providing services to other investment companies, accounts and customers, but shall not be liable for any action taken or omitted by the PRC in the absence of bad faith, willful misconduct, negligence or reckless disregard of its duties. Each party agrees to hold harmless and indemnify the other party from any and all loss, costs, damage or expense, including, without limitation, cost of litigation and reasonable attorneys’ fees arising out of or by reason of any breach of warranty, representation or agreement by such party made to the other party hereunder, except to the extent that the loss, claim, damage, liability, cost or expense was caused by reason of willful misfeasance, bad faith, negligence, or reckless disregard of the duties on the part of the other party in the performance of its duties and obligations under this Agreement. These losses, claims, damages, liabilities, costs and expenses include, but are not limited to, amounts paid in satisfaction of judgments, in compromise, or as fines or penalties, and counsel fees and expenses, incurred in connection with the defense or disposition of any action, suit, investigation or other proceeding, whether civil or criminal, before any judicial, arbitral, administrative or legislative body, in which the indemnitee may be or may have been involved as a party or otherwise, or with which such indemnitee may be or may have been threatened, while in office or thereafter. Federal and various state securities laws may afford the Adviser certain rights and remedies under certain circumstances, even in the absence of bad faith, willful misconduct, negligence or reckless disregard by the PRC or its Related Persons, and nothing contained herein shall in any way constitute a waiver or limitation of any such rights and remedies that the Adviser may have under any such federal or state securities laws.

11.       Reference to the PRC. Neither the Adviser nor any affiliate or agent of it shall make reference to this Agreement, or use the name of the PRC or any of its affiliates, (except references in regulatory filings and communications with shareholders concerning the identity of and services provided by the PRC to the Funds, which references shall not differ in substance from those typically included in a proxy statement or annual report of the Funds, or the Funds’ current registration statement, provided that the Adviser shall give the PRC a reasonable opportunity to review such references in advance and to comment thereon), in any advertising or promotional materials without the prior approval of the PRC, which approval shall not be unreasonably withheld or delayed. The Adviser hereby agrees to make all reasonable efforts to cause the Funds and any affiliate thereof to satisfy the foregoing obligation.

12.       Duration and Termination. Unless sooner terminated, this Agreement shall be for an initial period of two years, and thereafter shall continue automatically for successive annual periods, provided such continuance is specifically approved at least annually by the Funds’ Board of Trustees provided that its continuance also is approved by a majority of the Funds’ Trustees who are not “interested persons” (as defined in the 1940 Act) of any party to this Agreement, by vote cast in person at a meeting called for the purpose of voting on such approval. This Agreement is terminable at any time without penalty, on sixty (60) days’ notice, by the Funds’ Board of Trustees or by the PRC or by vote of a majority of the outstanding voting securities of the Funds. This Agreement may not be terminated by Adviser unless the Advisory Agreement has been terminated. This Agreement will terminate automatically in the event of its assignment (as defined in the 1940 Act). Termination or expiration of this Agreement, however caused, shall be without prejudice to any compensation accrued to the date of termination or expiration and Sections 3(c), 7, 8, 9, 10 and 11 shall survive any termination or expiration.

13.       Amendment of this Agreement. No provision of this Agreement may be amended unless agreed upon in writing signed by all parties, and no amendment of this Agreement shall be effective until approved by the Board of Trustees of the Funds, including a majority of the Trustees who are not interested persons of the Adviser or the PRC, cast in person at a meeting called for the purpose of voting on such approval.

14.       Notice. Any notice, advice or report to be given pursuant to this Agreement shall be delivered or mailed:

To the PRC at:

III to I Financial Management Research, L.P.

5580 Peterson Lane, Suite 100

Dallas, Texas 75240

To the Adviser at:

Envestnet Asset Management, Inc.

Attn: General Counsel

35 E Wacker Drive, Suite 1600

Chicago, IL 60601

15.       Naming Rights. The PRC will keep the rights of the Funds’ name (“3 to 1”, “3 to 1 Funds”, etc.) and logo. The PRC has the right to create additional funds with the same 3 to 1 branding. The PRC hereby grants to the Funds a royalty-free, non-transferable license to use and refer to the name “3 to 1” in connection with the distribution, marketing and promotion of the Funds (including in the name of the Funds) and in connection with making such disclosure about the Funds as the Adviser and the Trust deem necessary or desirable under any applicable law, rules, regulations or provisions of this Agreement.

16.       Third-Party Beneficiary. Each Fund shall be deemed an intended third-party beneficiary of representations, warranties, covenants and agreements contained in this Agreement.

17. Miscellaneous. Neither the shareholders of the Funds nor the Trustees or officers of the Trust shall be personally liable hereunder. The captions in this Agreement are included for convenience of reference only and in no way define or delimit any of the provisions hereof or otherwise affect their construction or effect. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

18.       Governing Law. This Agreement constitutes the entire agreement of the parties, shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and shall be governed by Illinois law in a manner not in conflict with the provisions of the 1940 Act.

19.       Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed by its authorized officer.

Envestnet Asset Management, Inc

By:_________________________________
Name:
Title:

III to I Financial Management Research, LP

By:__________________________________
Name:
Title:

APPENDIX A

Estimated Organizational Expenses

Blue Sky Costs (will be reimbursed during year 1)*
Blue sky processing	$5,000
Blue Sky registration	$37,000

Legal
Fund Counsel & Admin fees for filing	$17,000
Review by counsel to independent trustees	$3,500
15c Review of sub advisors	$16,000

Other
Conversion Costs (UFS temp personnel)	$3,500**
Fund website set up costs	$20,000
Special UST board meeting to approve advisors/fund	$5,000
Redemption check stock	$900
Prospectus printing	$11,507
Miscellaneous	$12,300

Total Out of Pocket	$131,707

Reimbursed in year one through fund	$42,000*

Net Out of Pocket Costs	$89,707

*           It is contemplated that Blue Sky registration fees will be reimbursed to Advisor by Fund Administrator in year 1 as they are accrued as expenses in the funds.

** The range of this approximation is uncertain.